Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Operations Officer and Corporate Secretary (631) 537-1000, ext. 7255

BRIDGE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2016 DIVIDEND

(Bridgehampton, NY –January 6, 2017) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the holding company for The Bridgehampton National Bank, announced the declaration of a quarterly dividend of $0.23 per share. The dividend will be payable on January 31, 2017 to shareholders of record as of January 23, 2017. The Company continues its trend of uninterrupted dividends.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.8 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information, visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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